Exhibit 99.1
Contact:
Barrier Therapeutics, Inc.
Anne M. VanLent
609-945-1202
FOR IMMEDIATE RELEASE
Barrier Therapeutics Announces Submission of Voluntary Dismissal of Securities Lawsuit
Princeton, N.J., November 10, 2006 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced that the putative securities class action lawsuit filed against the company, certain of its officers and certain of the underwriters for the company’s 2004 initial public offering and 2005 secondary offering has been voluntarily dismissed, in its entirety and with prejudice, by the lead plaintiffs’ counsel.
The lead plaintiffs’ counsel submitted the stipulation of dismissal to the United States District Court for the District of New Jersey, without any payment by the company or any of the defendants to the plaintiffs or their counsel. The company expects the court to enter an order with respect to the submission promptly.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including acne, psoriasis, onychomycosis and other fungal infections such as tinea versicolor. The company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.
Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.